FORM 10f-3	FUND:  PaineWebber Financial
Services Growth Fund, Inc.

Record of Securities Purchased Under the Fund's
Rule 10f-3 Procedures


1.	Issuer:     Compu Credit Corp

2.	Date of Purchase 2/16/00	3.  Date
offering commenced:   2/16/00

4.	Underwriters from whom purchased:
Donaldson Lufkin

5.	"Affiliated Underwriter" managing or
participating in syndicate:

	             PaineWebber

6.	Aggregate principal amount of shares
purchase:    10,000

7.	Aggregate principal amount of offering:
4.6 million

8.	Purchase price (net of fees and
expenses):   33.50

9.	Secondary  offering price:   33.50

10.	Commission, spread or profit:  	%
	$ 1.00

11.	Have the following conditions been
satisfied?
YES
NO
a.	The securities are part of an issue
registered under the
Securities Act of 1933 which is being offered to the public or are "municipal securities" as defined in Section
3(a)(29) of the Securities Exchange Act of
1934.


Yes



b.	The securities were purchased prior to
the end of the first
full business day of the offering at not more than the initial offering price (or, if a rights offering, the securities were purchased on or before the fourth day preceding the day on which the offering terminated).



Yes




c.	The underwriting was a firm commitment
underwriting.
Yes

d.	The commission, spread or profit was
reasonable and fair
in relation to that being received by others for underwriting similar securities during the same period.

Yes



e.	(1)  If securities are registered under
the Securities Act of
1933, the issuer of the securities and its predecessor have been in continuous operation for not less than three years.


Yes



(2)  If securities are municipal securities,
the issue of
securities has received an investment grade rating from a nationally recognized statistical rating organization or, if the issuer or entity supplying the revenues from which the issue is to be paid shall have been in continuous operation for less than three years (including any predecessor), the issue has received one of the three highest ratings from at least one such rating organization.














f.	The amount of such securities purchased
by all of the
investment companies advised by Mitchell
Hutchins did
not exceed 4% of the principal amount of the offering or
$500,000 in principal amount, whichever is greater, provided that in no event did such amount exceed 10% of the principal amount of the offering.



Yes





g.	The purchase price was less than 3% of
the Fund's total
assets.
Yes

h.	No Affiliated Underwriter was a direct or
indirect
participant in or beneficiary of the sale or, with respect to municipal securities, no purchases were designated as group sales or otherwise allocated to the account of any
Affiliated Underwriter.



Yes





Approved:  		Date:  2/16/00